EXHIBIT 99.1

Broadcom Corporation to Acquire Beceem Communications Inc., A Leader in 4G Wireless

Combined Company will Accelerate the Availability of Multimode LTE / WiMAX Cellular Solutions for
use in Handsets, Broadband Wireless Gateways, Mobile Computing and Consumer Electronics Devices

IRVINE, Calif. – October 13, 2010 – Broadcom Corporation (Nasdaq: BRCM), a global leader in semiconductors for wired and wireless communications, today announced that it has signed a definitive agreement to acquire Beceem Communications Inc., a privately-held company that is a leading provider of fourth generation (4G) wireless platform solutions. Beceem has announced the industry’s first 4G multimode platform that can support both LTE and WiMAX 4G networks. Supporting peak broadband download speeds of up to 200Mbps, this technology will enable truly mobile broadband connectivity for smartphones, mobile computing, consumer electronics products and wireless gateways.

The acquisition of Beceem accelerates Broadcom’s time-to-market in 4G by adding a talented team with proven expertise developing and selling these solutions for a broadening ecosystem of equipment providers and operators. When combined with Broadcom’s 3G/2G cellular solutions, wireless LAN, Bluetooth, GPS, Ethernet switching and other associated IP, Beceem’s 4G technology will enable our combined customers to accelerate the market availability of highly integrated, lower cost 4G wireless broadband devices.

Service providers around the world are rolling out next generation 4G networks to meet the explosive demand for an expanding variety of content and the growing number of wireless connected devices per subscriber designed to access this content. Beceem’s solutions address both LTE and WiMAX, the two standards associated with 4G cellular services. According to the Global Semiconductor Alliance, 132 operators in 56 countries are investing in and are expected to deploy LTE, while WiMAX has already been deployed in over 550 networks in 148 countries. These next generation 4G networks will provide a robust mobile broadband experience at home, at work and while on the road for billions of people around the world.

“The combination of Beceem and Broadcom creates a leader in providing multimode wireless connectivity solutions to service providers and equipment manufacturers around the world,” said Scott Bibaud, Broadcom’s Executive Vice President & General Manager of the Mobile Platforms Group. “Beceem’s talented teams of engineers in India and the U.S. have been focused on enabling a 4G ecosystem of operators and equipment manufactures to drive the deployment of 4G networks. We look forward to adding their innovative technologies to our product portfolio and providing these technologies to our customers.”

Beceem’s Chief Executive Officer, Surendra Babu Mandava, said: “When combined with Broadcom’s 2G and 3G cellular solutions and broader wired and wireless communications portfolio, our 4G products will enable operators to roll out next generation wireless broadband solutions while providing support for existing networks. Our combined offering will be one of the most extensive and formidable in the industry.”

In connection with the acquisition, Broadcom expects to pay approximately $316 million, net of cash assumed, to acquire all of the outstanding shares of capital stock and other equity rights of Beceem. The purchase price will be paid in cash, except that portion attributable to unvested employee stock options will be paid in stock options exercisable for shares of Broadcom’s common stock. A portion of the cash consideration payable to the stockholders will be placed into escrow pursuant to the terms of the acquisition agreement. Excluding any purchase accounting related adjustments and fair value measurements, Broadcom expects the acquisition of Beceem to be neutral to earnings in 2011. The boards of directors of the two companies have approved the merger. The transaction is expected to close in Broadcom’s fourth quarter, 2010 or by the end of Broadcom’s first quarter, March 31, 2011 and remains subject to the satisfaction of regulatory requirements and other customary closing conditions.

About Beceem
Beceem is the leading provider of 4G semiconductors and offers a number of single-chip solutions optimized for mobile devices and wireless broadband markets. Beceem’s products are WiMAX certified, power the CLEAR and NOQ networks in the United States and are validated against WiMAX base stations from all major OEMs.

About Broadcom
Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. We provide the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.

Broadcom, one of the world’s largest fabless communications semiconductor companies, with 2009 revenue of $4.49 billion, holds more than 4,300 U.S. and 1,800 foreign patents, and has more than 7,900 additional pending patent applications, and one of the broadest intellectual property portfolios addressing both wired and wireless transmission of voice, video, data and multimedia.

A FORTUNE 500® company, Broadcom is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5000 or at www.broadcom.com.

Cautions regarding Forward Looking Statements:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits to Broadcom related to its acquisition of Beceem, the expected market and demand for 4G products, statements regarding anticipated customer responses or potential future product developments, the impact of the acquisition on Broadcom’s earnings, and the expected completion and timing of the transaction. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Important risk factors that may cause such a difference for Broadcom in connection with the acquisition of Beceem include, but are not limited to:

•	the ability of the parties to successfully consummate the transactions contemplated by the merger agreement and related transaction documents,

•	unexpected variations in market growth and demand for 4G products and technologies,

•	the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production,

•	integration issues,

•	costs and unanticipated expenditures,

•	changing relationships with customers, suppliers and strategic partners,

•	potential contractual, intellectual property or employment issues,

•	the risk that anticipated benefits of the acquisition may not be realized, and

•	accounting treatment and charges.

Additional factors that may cause Broadcom’s actual results to differ materially from those expressed in forward-looking statements include, but are not limited to the list that can be found at http://www.broadcom.com/press/additional—risk—factors/Q32010.php.

Broadcom’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Contacts:

Broadcom Media Relations:	Broadcom Investor Relations:
Henry Rael Public Relations Manager 949-926-5734 hrael@broadcom.com	Chris Zegarelli Director, Investor Relations 949-926-7567 czegarel@broadcom.com